EXHIBT A

to the

American Funds College Target Date Series

Amended and Restated Principal Underwriting Agreement

Fund	Effective Date	Termination Date
American Funds College 2036 Fund	Commencement of Operations	January 31, 2019
American Funds College 2033 Fund	February 1, 2018	January 31, 2019
American Funds College 2030 Fund	February 1, 2018	January 31, 2019
American Funds College 2027 Fund	February 1, 2018	January 31, 2019
American Funds College 2024 Fund	February 1, 2018	January 31, 2019
American Funds College 2021 Fund	February 1, 2018	January 31, 2019
American Funds College Enrollment Fund	February 1, 2018	January 31, 2019